Exhibit 10.32

November 30, 2021

Kevin Johnson

420 National Business Parkway

5th Floor

Annapolis Junction, MD 20701

Re: Amended and Restated Retention Agreement

Dear Kevin:

In light of the strategic decision announce by Colfax Corporation (“Colfax”) on March 4, 2021 to separate its ESAB business into a standalone publicly-traded company, whether by distribution of all or the majority of the ESAB business’ equity owned by the Company to the Company’s shareholders or otherwise (the “Transaction”), Colfax considers your continued services to be essential to protecting and enhancing the best interests of Colfax and its stockholders. For this reason Colfax would like to extend the following offer to you, in order to encourage your continued employment during the period prior to the completion of the Transaction. Except as otherwise provided in this Retention Agreement, your acceptance of this offer (the “Retention Agreement”) shall rescind and replace all prior and contemporaneous understandings, discussions, agreements, representations, and warranties, both written and oral, with respect to any retention payment or benefit, including the previous Retention Agreement dated March 5, 2021; provided, however, that this Retention Agreement shall not supersede any other agreements between Colfax and you, and any employment letter, severance agreement, change in control agreement, and/or restrictive covenant agreement to which you and Colfax are a party shall remain in full force and effect. Further, this Retention Agreement does not supersede or effect your ability for benefits under any severance plan.

1. Retention Bonus. Subject to the conditions set forth below, you will be eligible for a retention bonus pursuant to either paragraph 1(a) or paragraph 1(b).

a. In the event that (i) the Transaction is not consummated on or before the End Date, and (ii) you remain employed with Colfax or a Successor through the End Date, subject to the conditions provided in this Retention Agreement, then you shall receive a payment of $675,000.00 (your “Retention Bonus”), less applicable withholdings, to be paid in a lump-sum on the first regular payroll following the End Date (the “Payment Date”), subject to any applicable requirements of Internal Revenue Code §409A.

b. In the event that the Transaction is consummated prior to the End Date and you remain employed with Colfax, a Successor or the Spin Company through the twelve (12) month anniversary of the consummation of the Transaction (the “Spin Retention Date”), subject to the conditions provided in this Retention Agreement, then you shall receive a payment of $380,000.00 (your “Spin Retention Bonus”), less applicable withholdings, to be paid in a lump-sum on the first regular payroll following the six (6) month anniversary of the consummation of the Transaction (the “Spin Payment Date”), subject to any applicable requirements of Internal Revenue Code §409A. However, in the event that you receive the Spin Retention Bonus but, prior to the Spin Retention Date, (y) your employment is terminated by you without Good Reason or (z) Colfax, Successor, or the Spin Company terminates your employment for Cause, then you will be required to repay fifty percent (50%) of the Spin Retention Bonus, less applicable withholdings (the “Repayment Amount”) to Colfax, Successor or Spin Company, within thirty (30) days following your separation from employment with Colfax, Successor or Spin Company. You agree that Colfax, Successor or Spin Company may deduct the Repayment Amount from any compensation or expenses owed to you.

2. Payment of Retention Bonus or Spin Retention Bonus Upon Termination. In the event that, prior to the End Date or Spin Payment Date, (a) your employment is terminated with mutual consent by Colfax, a Successor, or the Spin Company, (b) your employment is terminated by you with Good Reason after the consummation of the Transaction, (c) Colfax, a Successor, or the Spin Company terminates your employment without Cause, or (d) upon your death, then Colfax, a Successor, or the Spin Company shall pay you (or your estate) the Retention Bonus or the Spin Retention Bonus if the Transaction has been consummated, less applicable withholdings, to be paid in a lump-sum within sixty (60) days following your separation from employment. The payment of the Retention Bonus or the Spin Retention Bonus pursuant to this paragraph 2 shall be subject to and conditioned upon you (or your estate) delivering to Colfax, a Successor, or the Spin Company an executed copy of a general release of any and all claims you may have against Colfax, a Successor and the Spin Company, their successors, assigns, affiliates, employees, officers, and directors, in form and substance satisfactory to Colfax, a Successor or the Spin Company (the “Release”), the revocation period required by applicable law expiring without your revocation of the Release, and the Release becoming effective, enforceable, and irrevocable in accordance with its terms on or before the 60th day after the date of termination of employment.

3. Equity. In connection with the Transaction and in accordance with the agreements related thereto, all outstanding awards of Colfax equity held by you will be adjusted in accordance with the terms of the applicable long-term incentive compensation plan and applicable law. In the event that (a) your employment is terminated with mutual consent by Colfax, a Successor or the Spin Company, (b) you terminate your employment with Good Reason after the Transaction, (c) Colfax, a Successor, or the Spin Company terminates your employment without Cause, or (d) upon your death, then, subject to your execution and non-revocation of a Release, all unvested Non-Qualified Stock Options and unvested Restricted Stock Units will immediately become one hundred percent (100%) vested.

4. Early Termination Provisions. You further understand that this Retention Agreement shall immediately terminate (an “Early Termination without a Retention Benefit”), and Colfax, a Successor, or the Spin Company shall be relieved of any obligation to provide the Retention Bonus or the Spin Retention Bonus to you or your estate if any of the following occurs prior to the Payment Date or the Spin Payment Date:

i.

you voluntarily terminate your employment with Colfax, Successor or Spin Company without mutual consent by Colfax, Successor or Spin Company or without Good Reason that occurs after the date of the Transaction;

ii.

your employment is terminated by Colfax, a Successor or the Spin Company as a result of your refusal to accept employment in a new or different position with Colfax, a Successor or the Spin Company, except if such change in position would give rise to you having Good Reason to terminate your employment that occurs after the date of the Transaction;

iii.	you violate the confidentiality provisions contained in this Retention Agreement; or

iv.	Colfax, or Successor or the Spin Company terminates your employment for Cause.

5. Termination of Retention Agreement. This Retention Agreement shall terminate on the earlier of (i) the twelve (12) month anniversary of the date the Transaction is consummated; (ii) the date on which an Early Termination without a Retention Benefit occurs; or (iii) if the Transaction has not been consummated prior to the End Date, the End Date; provided, however, that the confidentiality provisions of this Retention Agreement and any obligations on the part of Colfax or the Spin Company which arise under this Retention Agreement, or triggered under this Retention Agreement on the date of its termination, shall survive the termination of this Retention Agreement.

6. Assignment. You understand and agree that Colfax shall assign this Retention Agreement to any successor in interest to Colfax, whether by merger, reorganization, acquisition, sale or otherwise, to which you become employed (a “Successor”), and thereby require such Successor to expressly assume and agree to perform this Retention Agreement. You also understand and agree that Colfax shall assign this Retention Agreement to the Spin Company upon the consummation of the Transaction, and thereby require Spin Company to expressly assume and agree to perform this Retention Agreement.

7. Employment. This Retention Agreement does not, in any way, constitute a contract or agreement guaranteeing your continued employment. Colfax reserves the right to terminate your employment at any time, with or without Cause or notice.

8. Confidentiality. You agree that you shall keep the terms of this Retention Agreement completely confidential, and that you shall not disclose any information concerning this Retention Agreement to anyone except your immediate family, financial advisor and/or attorney, each of whom shall be required to agree in advance to keep this information confidential and not disclose it to others.

9. Change in Control Agreement. You agree that for purposes of any Change in Control Agreement to which you are a party with Colfax, a “Change in Control” as defined in such agreement shall not be deemed to have occurred by virtue of the consummation of the Transaction and such Change in Control Agreement will remain in effect in accordance with its terms after consummation of the Transaction.

10. Modification. This Retention Agreement may be modified or amended only by a writing signed by both parties.

11. Governing Law. This Retention Agreement shall be governed by, and construed in accordance with, the substantive laws of the State of Delaware, without regard to principles of conflicts of laws, except to the extent governed by federal law in which case federal law shall govern.

12. Definitions. For purposes of this Retention Agreement, the term:

“Cause” means you shall have committed: (i) an intentional act of fraud, embezzlement or theft in connection with your duties or in the course of your employment with Colfax, a Successor, or the Spin Company; (ii) intentional wrongful damage to property of Colfax, a Successor, or the Spin Company; (iii) intentional wrongful disclosure of secret processes or confidential information of Colfax, a Successor, or the Spin Company; (iv) an act or omission resulting in conviction of a criminal offense (other than minor traffic offenses); (v) intentional wrongful engagement in any competitive activity which would constitute a material breach of the duty of loyalty; or (vi) any such act which shall have been materially harmful to Colfax, a Successor, or the Spin Company taken as a whole.

“End Date” shall mean December 31, 2022.

“Good Reason” shall be defined as (i) a material reduction in the nature or scope of the responsibilities or duties attached to the position or positions with Colfax which you held immediately prior to entering into this Retention Agreement (which will not include any new position with the Spin Company), a material reduction in the aggregate of your base salary and incentive pay opportunity to which you were entitled immediately prior to entering into this Retention Agreement or the termination of your rights to any material employee benefits to which you were entitled immediately prior to the entering into this Retention Agreement or a material reduction in scope or value thereof without your prior written consent; (ii) Colfax, a Successor or the Spin Company (whichever you are employed by) shall relocate its principal executive offices, or Colfax, a Successor, or the Spin Company shall require you to have your assigned principal location of work changed, to any location which shall be in excess of fifty (50) miles from the location thereof immediately prior to entering into this Retention Agreement or Colfax, a Successor, or the Spin Company shall require you to travel away from your office in the course of discharging your responsibilities or duties significantly more (in terms of either consecutive days or aggregate days in any calendar year) than was required of you prior to you entering into this Retention Agreement without, in either case, your prior written consent; or (iii) without limiting the generality of or the effect of the foregoing, any material breach of this Retention Agreement by Colfax, a Successor, or the Spin Company; provided, that Good Reason shall not exist unless and until you provide Colfax, a Successor, or the Spin Company with written notice of the act(s) alleged to constitute Good Reason within thirty (30) calendar days of the occurrence of such act(s) and describing such act(s) in reasonably sufficient detail to allow Colfax, a Successor, or the Spin Company to cure the act(s), and Colfax, a Successor, or the Spin Company fails to cure such act(s) within thirty (30) calendar days of receipt of such notice. Further, you must then exercise your right to terminate your employment for Good Reason within sixty (60) calendar days thereafter, in order for the termination to be for Good Reason.

“Spin Company” shall mean the standalone publicly traded company created for the fabrication technology business division under the ESAB brand pursuant to the completion of the transaction announced by Colfax on March 4, 2021.

If you agree with the foregoing, please sign and date this Retention Agreement in the space provided for your signature, and return a signed copy to Patricia Lang prior to November 30, 2021.

We look forward to your continued employment with Colfax.

Sincerely,

Colfax Corporation

By:	/s/ Matthew L. Trerotola
Name:	Matthew L. Trerotola
Title:	President and Chief Executive Officer

Agreed to and accepted by:

/s/ Kevin Johnson

Name: Kevin Johnson